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                                                                  EXHIBIT 99 (B)

FOR IMMEDIATE RELEASE

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
Media Contacts:          Merck-Medco:                     Wyeth-Ayerst:
                         Kevin Colgan                     Audrey Ashby
                         908-423-4341                     610-971-5823

Investor Contacts:       Merck & Co., Inc.                American Home Products
                         Jim Hinrichs                     Thomas Cavanagh
                         908-423-6883                     201-660-5706
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                    MEDCO AND WYETH-AYERST FORM JOINT VENTURE
                     TO DEVELOP DISEASE MANAGEMENT PROGRAMS

         Philadelphia, PA/Montvale, NJ, July 17, 1995 -- Wyeth-Ayerst Laboratories, a division of American Home Products Corporation (NYSE:AHP), and Medco Containment Services, Inc., a subsidiary of Merck & Co., Inc. (NYSE:MRK), today announced the formation of a joint venture company to develop, market and implement comprehensive disease management and health management programs in several therapeutic categories.

         The venture will initially develop disease management programs for women's health in areas such as prenatal care, menopause, osteoporosis and family planning. Programs will also be developed for other important therapeutic categories such as arthritis and cardiac arrhythmias.

         "Increasingly, health-care payors and plan sponsors are seeking to integrate pharmaceutical care within the health-care system in order to more effectively manage, monitor, and measure treatment outcomes," said Per Lofberg, President of the Merck-Medco Managed Care Division. "The mission of this new joint venture company will be to meet the need for integrated disease and patient management services in women's health and other therapeutic areas, thereby improving care and reducing overall costs."

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         "This joint venture gives us an opportunity to expand our role in the managed care marketplace and meet the evolving needs of today's health-care payors," said Robert Essner, President of Wyeth-Ayerst Laboratories. "We intend to provide significant benefits through programs that appropriately encourage a comprehensive approach to patient care and produce systematic measurements of health outcomes for broad populations, as well as individual patients."

         All of the venture's programs will be based on the consensus expert medical opinion of an independent medical advisory board. The joint venture will not undertake pharmaceutical product contracting, formulary management or any other traditional pharmaceutical benefit management activities.

         The joint venture will market disease management programs to employers and managed care organizations, such as health maintenance organizations and preferred provider organizations. Both Medco and Wyeth-Ayerst also will have marketing rights for all programs developed by the joint venture for their managed care and non-managed care customers. Detailed terms of the agreement were not released.

         An executive committee, comprised of members from both Medco and Wyeth-Ayerst, will be formed to oversee management of the venture. The joint venture will have its own independent staff and will be directed by a chief executive officer who will report to the executive committee.

         Raymond V. Gilmartin, Merck Chairman and Chief Executive Officer, said, "Wyeth-Ayerst brings outstanding clinical expertise to this joint venture in disease categories such as women's health and arthritis, adding to the fields in which Medco and Merck are already active with programs, such as for cardiovascular and respiratory diseases. This joint venture builds on the success Merck-Medco has achieved over the past 18 months in demonstrating to plan sponsors the value of a coordinated disease

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management approach in optimizing patient care and controlling overall health-care costs."



         "Medco is an ideal partner for this joint venture based on its unique capabilities to meaningfully influence patient care," said John R. Stafford, Chairman, President and Chief Executive Officer of American Home Products Corporation. "Medco's strengths applied to managing patient care and outcomes for more than 40 million people, combined with Wyeth-Ayerst's unparalleled expertise in many important therapeutic categories, will bring significant benefit to payors, providers and patients."

         Merck & Co., Inc. is a leading research-driven pharmaceutical products and services company. Merck discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health. Its Medco subsidiary manages pharmacy benefits for more than 40 million Americans (as of 12/31/94), encouraging the appropriate use of medicines and providing disease management programs. Through these complementary capabilities, Merck works to improve quality of life and lower overall health-care costs.

         American Home Products Corporation is a world leader in the research, development and marketing of pharmaceuticals and other health care products. It is also a leader in agricultural products, animal health care, and food products. Wyeth-Ayerst is a major research-oriented pharmaceutical company with leading products in the areas of women's health care, cardiovascular and metabolic disease therapies, central nervous system drugs, anti-inflammatory agents, vaccines, infant nutritionals and generic pharmaceuticals.

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